Exhibit 99.1

Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications	Senior Vice President	Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

Assurant Extends Form 10-Q Filing Deadline

NEW YORK, November 10, 2006 — Assurant, Inc. (“Assurant” or “company”) (NYSE: AIZ), today announced that it has filed notification with the Securities and Exchange Commission on Form 12b-25 pursuant to which the company is seeking an extension of up to five days to file its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006.

The company’s management is assessing whether certain amounts were incorrectly classified in the company’s unaudited Consolidated Statement of Cash Flows for the period ended September 30, 2006 and prior periods. The potential misclassifications are primarily attributable to the net increase (decrease) in payables and receivables arising from investment purchases and sales that had not yet settled as of the end of the reporting period.

This could affect the subtotals of cash flows from operating, investing and financing activities, but will have no impact on the company’s Consolidated Balance Sheets, Consolidated Statements of Operations or the related earnings per share amounts as of the end of or for any previously reported period. As a result of this review, the company is also assessing the effectiveness of its controls over financial reporting as they relate to the preparation of the Statement of Cash Flows.

The quarterly report on Form 10-Q, which was due to be filed on November 9, 2006 is expected to be filed prior to or on November 14, 2006; however, there can be no assurance that the 10-Q will be filed on or prior to such date.

Assurant, which is traded on the New York Stock Exchange under the symbol AIZ, has more than $20 billion in assets and $7 billion in annual revenue. The Assurant Web site is www.assurant.com.

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